UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2004

IMPCO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place Cerritos, California 90703
(Address of principal executive offices) (Zip Code)

(562) 860-6666
(Registrant’s telephone number, including area code)

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act

 (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

 Act (17 CFR 240.14d-(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

 Act (17 CFR 240.13e-4(c))

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

FORM 8-K

IMPCO TECHNOLOGIES, INC.

Cerritos, California

October 22, 2004

Item 1.01 Entry into a Material Definitive Agreement

On October 22, 2004, IMPCO Technologies, Inc. (“IMPCO”) entered into a Equity Interest Purchase Agreement (the “Agreement”) with Mariano Costamagna and Pier Antonio Costamagna, each a natural person and a citizen and resident of the Italian Republic (collectively the “Founders”), B.R.C. Società a Responsabilità Limitata, an Italian limited liability company (“BRC”), and M.T.M. Società a Responsabilità Limitata, an Italian limited liability company (“MTM”).

Equity Interest Purchase Agreement

Pursuant to the Agreement, IMPCO has agreed subject to certain terms and conditions to purchase a 50% equity interest in BRC from the Founders in exchange for $37.6 Million, of which approximately $10.0 million will be paid in cash and the remainder in 5,098,284 shares of IMPCO common stock.

Upon the closing of the transaction contemplated by the Agreement, IMPCO will own 100% of the equity interest of BRC. The Agreement represents an acceleration of IMPCO’s rights to acquire the remaining equity interest of BRC. IMPCO had acquired an initial 50% equity interest in BRC in July of 2003 pursuant to the exercise of an Option Agreement dated October 3, 2002.

The closing of the acquisition is subject to certain conditions and contingencies including that IMPCO complete an equity financing with net proceeds of $15 Million. In addition, IMPCO must have discharged all debt and related obligations it has pursuant to that certain Securities Purchase Agreement dated July 18, 2003, with Bison Capital Structured Equity Partners, LLC.

Interested Party Transaction

Each of the Founders currently owns approximately 8% of IMPCO’s common stock and they are IMPCO’s two largest shareholders. Mariano Costamagna is currently a member of IMPCO’s Board of Directors. Upon the closing of the transaction they would receive the employment agreements described below. The purchase price and terms of the acquisition and the terms of these employment agreements were determined in arms-length negotiations between IMPCO and the Founders. These negotiations were overseen by a special committee comprised solely of independent directors of IMPCO. The transaction was unanimously recommended to our Board of Directors by the special committee. In approving the transaction, the Board of Directors determined that it is in the best interest of IMPCO. The closing of the transaction is subject to the approval of IMPCO’s shareholders.

Employment Agreement – Mariano Costamagna.

Upon the closing of the transaction, IMPCO would enter into an employment agreement with Mariano Costamagna pursuant to which he would become IMPCO’s Executive Vice President until the earlier of the retirement of IMPCO’s current CEO or April 30, 2006, whereupon he would become IMPCO’s CEO until May 31, 2009. Mr. Costamagna’s initial base salary would be US$360,000 per year, and he would be entitled to participate in IMPCO’s standard executive bonus plan. Pursuant to the employment agreement, if Mr. Costamagna’s employment is terminated due to death, disability, by IMPCO other than for “cause,” or if he resigns for “good reason,” IMPCO is obligated to pay him severance equal to US$5 Million (subject to certain limited reductions if he sells more than 20% of the IMPCO stock he is to receive as consideration in this transactions and subject, in the case of death or disability, to Mr. Costamagna’s meeting the underwriting standards of a reputable insurer in an amount sufficient to cover such obligation).

Employment Agreement – Pier Antonio Costamagna.

Upon the closing of the transaction, Mr. Pier Antonio Costamagna would receive an employment agreement with MTM pursuant to which he would remain MTM’s chief engineering officer until May 31, 2009. His initial base salary would be US$360,000 per year, and he would be entitled to participate in MTM’s existing bonus plans and arrangements. He would not be entitled to participate in IMPCO’s executive bonus plan. His employment agreement does not contain the severance provisions contained in Mr. Mariano Costamagna’s employment agreement.

Item 8.01 Other Events

On October 25, 2004, IMPCO announced that it had entered into the Agreement in the press release attached as Exhibit 99.2 hereto.

IMPCO has also entered into a Letter of Intent with MTM at the closing to which it would borrow up to approximately $22 million under commercially acceptable terms and conditions agreeable to both parties. The loan agreement is expected to be subordinated to IMPCO’s senior credit facility with LaSalle Business Credit, LLC.

Item 9.01. Financial Statements and Exhibits

99.1	Equity Interest Purchase Agreement dated as of October 22, 2004.

99.2	Press Release of the Registrant dated October 25, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: October 25, 2004	By:	/s/Robert M. Stemmler
Robert M. Stemmler
Chief Executive Officer

4